                           Form of Stock Repurchase Agreement


                                    June 27, 1997



    This Stock Repurchase Agreement is being sent to all holders (the
"Holders") of Series C Preferred Stock of Centennial HealthCare Corporation, a Georgia corporation ("Centennial"). As you are aware, pursuant to an amendment to Centennial's Second Amended and Restated Articles of Incorporation the shares of Series C Preferred Stock will be converted at the closing of the initial public offering ("Initial Public Offering") of Common Stock by Centennial into shares of Common Stock (the "Conversion Shares"). Enclosed herewith for your review is a copy of the Preliminary Prospectus of Centennial dated June 6, 1997, which is subject to completion. This Preliminary Prospectus contains information about Centennial and the Initial Public Offering. If you have additional questions, please feel free to contact Alan C. Dahl at (770) 698-9040.

    Centennial hereby offers to purchase, on the terms and conditions set forth herein, certain of the Conversion Shares to be owned by you. The purchase by Centennial of any of your Conversion Shares is conditioned upon the sale of shares of Common Stock by Centennial to the underwriters of the Initial Public Offering as a result of the exercise by such underwriters of their over-allotment option (the "Underwriter Option"). Centennial agrees to use the net proceeds resulting from the exercise of the Underwriter Option to purchase from the Holders an aggregate number of Conversion Shares equal to the quotient obtained by dividing the net proceeds of the Underwriter Option by the price per share of the Common Stock to the public in the Initial Public Offering (such aggregate number of shares, the "Repurchased Shares"). If you accept this offer, Centennial agrees to purchase, and you agree to sell, that number of Conversion Shares (rounded down to the nearest whole share) equal to your pro rata share of the Repurchased Shares.

    Promptly after the consummation of the sale of shares of Common Stock pursuant to the Underwriter Option, Centennial agrees to send to you a notice setting forth the net proceeds to Centennial as a result of such sale, the number of Repurchased Shares, and the number of Conversion Shares to be purchased from you. You agree to duly execute and deliver in a prompt manner all documents, instruments and agreements reasonably requested by Centennial or its transfer agent in connection with the purchase of your Conversion Shares described herein. Centennial's obligation to purchase your Conversion Shares described herein is subject to the receipt by Centennial or its transfer agent of all documents, instruments and agreements that are reasonably requested by Centennial.

    If the terms of the offer described herein are acceptable to you, please indicate your acceptance by your signature below and (i) transmit this agreement by facsimile to Centennial's counsel at (404) 817-6219, Attention: Lynn S. Scott and (ii) return this agreement in the enclosed pre-addressed envelope on or before July 15, 1997.


                                  Centennial HealthCare Corporation



                                  By:______________________________
                                      J. Stephen Eaton,
                                      President and Chief Executive Officer


Accepted and agreed to as of
July ____, 1997.


________________________________
Name:



                                       2